VENTURE AGREEMENT

THIS VENTURE AGREEMENT ("Agreement") is made and entered into effective as of March 20, 2008 (the "Effective Date")

BETWEEN:

Newmont North America Exploration Limited
a corporation incorporated under the laws of Delaware
1700 Lincoln Street, 38th Floor
Denver, Colorado 80203 USA
Facsimile: 303.837.5851
(hereinafter "**NEWMONT**")

and

New Jersey Mining Company
a corporation incorporated under the laws of Idaho
P. O. Box 1019
Kellogg, Idaho 83837
Facsimile: 208.783.3331
(hereinafter "**NJMC**")

RECITALS

A. NJMC holds an interest in certain "Properties" situated in Shoshone County, Idaho which are described in **Exhibit A** and defined in **Section 1** below.

B. NEWMONT wishes to participate with NJMC in the further exploration, evaluation, and if justified, the development and mining of mineral resources within the Properties, and NJMC desires to grant such rights to NEWMONT.

NOW THEREFORE, in consideration of the covenants and terms contained herein, NEWMONT and NJMC agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings specified in this Section. Cross-references in this Agreement to Articles, Sections, Subsections and Exhibits refer to Articles, Sections, Subsections and Exhibits of this Agreement, unless specified otherwise.

"Accounting Procedure" means the procedure set forth in **Exhibit C**.

"Affiliate" of a Participant means an entity or person that Controls, is Controlled by, or is under common Control with the Participant.

"Agreement" means this Venture Agreement, including any amendments and modifications hereof, and all appendices, schedules and exhibits which are incorporated herein by this reference.

"Area of Interest" means the area described in **Exhibit B**.

"Assets" means the Properties, Products, and all other real and personal property, tangible and intangible held for the benefit of the Participants hereunder.

"Budget" means a detailed estimate of all costs to be incurred by the Participants with respect to a Program and a schedule of cash advances to be made.

"Chargee" has the meaning as a holder of an Encumbrance as described in **Section 13.5**.

"Claims" means the mining claims identified in **Exhibit A**.

"Confidential Information" has the meaning described in **Section 15.5**

"Continuing Obligations" means obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, including, but not limited to, Environmental Compliance.

"Control" used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through **(i)** the legal or beneficial ownership of voting securities or membership interests; **(ii)** the right to appoint managers, directors or corporate management; **(iii)** contract; **(iv)** operating agreement; **(v)** voting trust, or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and "Control" used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

"Development" means all preparation (other than Exploration) for the removal and recovery of Products, including the construction or installation of leach pads, a mill or any other improvements to be used for the mining, handling, milling, beneficiation or other processing of Products.

"Earn-In" has the meaning described in **Section 5.2**.

"Effective Date" means the date set forth on the top of page one of this Agreement.

"Encumbrance" or "Encumbrances" means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature applicable to the Properties.

"Environmental Compliance" means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

"Environmental Laws" means Laws aimed at reclamation or restoration of the Properties, abatement of pollution; protection of the environment; monitoring environmental conditions; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances into the environment, and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

"Environmental Liabilities" means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, legal fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or of any nature whatsoever that are asserted against either Participant or the Venture, by any person or entity other than the other Participant, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from **(i)** the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; **(ii)** physical disturbance of the environment caused by or relating to Operations; or **(iii)** the violation or alleged violation of any Environmental Laws arising from or relating to Operations.

"Existing Data" means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and any other material or information relating to the Properties, which is owned or controlled by NJMC.

"Exploration" means activities directed toward ascertaining the existence, location, quantity, quality, or commercial value of deposits of Products.

"Exploration Expenditures" means all costs, expenses, obligations and liabilities of whatever kind or nature spent or incurred in connection with Exploration and which were expended on or for the benefit of the Properties, computed in accordance with U.S. generally accepted accounting principles consistently applied, including, without limiting the generality of the foregoing, the following: **(i)** actual salaries, benefit and fringe costs and wages (whether or not required by Law) of employees or contractors of NEWMONT directly assigned to and actually performing Exploration and related activities within or benefiting the Properties. Employees and contractors may include geologists, geophysicists, engineers, surveyors, engineering assistants, technicians, draftsmen, engineering clerks and other personnel performing technical services connected with Exploration of the Properties; **(ii)** monies expended associated with aerial flights; **(iii)** monies expended associated with drilling, site preparation and road construction; **(iv)** monies expended for the use of machinery, vehicles, equipment and supplies required for Exploration; provided, however, if NEWMONT uses equipment owned by it, charges shall be no greater than on terms available from independent third parties in the vicinity of the Properties; **(v)** monies expended for reasonable travel expenses and transportation of employees and contractors, materials, equipment and supplies necessary for the conduct of Exploration; **(vi)** any other payments to contractors for work on Exploration; **(vii)** monies expended for metallurgical and engineering work; geophysical, geochemical and geological surveys and assays and other costs incurred to determine the quality and quantity of Products within the Properties; **(viii)** monies expended to obtain permits, rights-of-ways and other similar rights as may be required or necessary in connection with Operations regarding the Properties; **(ix)** monies expended in preparation and acquisition of environmental permits necessary to commence, carry out or complete Exploration, and otherwise spent on or accrued for activities required for Environmental Compliance; **(x)** monies expended in performing pre-feasibility and feasibility studies to evaluate the economic feasibility of Mining on the Properties, including expenditures for metallurgical test work, preliminary design work and hydrology studies; **(xi)** monies expended for taxes levied against the Properties and paid by NEWMONT and the cost of any insurance premiums, performance bonds or other forms of sureties required by the terms of this Agreement or any Law; **(xii)** monies expended for and including land holding costs, lease payments, assessment work, claim location, amendment and relocation costs, Government Fees, and other necessary expenditures incurred or made to preserve in good standing the status and title of the Properties; **(xiii)** monies expended for curing any title defects or Encumbrances pertaining to the Properties; and **(xiv)** the administrative charge specified in **Section 2.14 of Exhibit C** in respect of Exploration Expenditures, said charge to be credited toward the Initial Contribution by NEWMONT.

"Financing Option" has the meaning described in **Subsection 5.2.3.2**.

"Government Fees" means all rentals, holding fees, location fees, maintenance payments or other payments required by any law, rule or regulation to be paid to a federal, state, provincial, territorial or other governmental authority, in order to locate or maintain any licenses, permits, claims, concessions, fee lands, mining leases, surface leases, Claims or other tenures included in the Properties.

"Initial Contribution" means that contribution each Participant agrees to make, or is deemed to have made, pursuant to **Section 5.1** and **Subsections 5.2.1 and 5.2.3**.

"Indemnified Participant" has the meaning described in **Subsection 2.5.1**

"Indemnifying Participant" has the meaning described in **Subsection 2.5.1**

"Joint Account" means the account maintained in accordance with the Accounting Procedure showing the charges and credits accruing to the Participants.

"Law" or "Laws" means all federal, state, provincial, territorial and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, including Environmental Laws, which are applicable to the

Properties, the Area of Interest, or Operations, regardless of whether or not in existence or enacted or adopted hereafter; provided, however, nothing in this definition is intended to make laws applicable to the parties during periods when the laws are not applicable by their terms or the timing of their enactment.

"LIBOR" means the annual rate equal to the offered rate that appears on the Reuters screen (or any successor thereto) that displays an average British Bankers Association Interest Rate Settlement Rate for deposits in dollars with a term of six (6) months.

"Management Committee" means the committee established under **Article 7**.

"Manager" means the person or entity appointed under **Article 8** to manage Operations, or any successor Manager.

"Memorandum of Agreement" means the document attached as **Exhibit E**.

"Mining" means the mining, extracting, producing, handling, milling, or other processing of Products.

"Net Smelter Returns" has the meaning specified in **Exhibit D**.

"Niagara Property" shall mean those unpatented lode mining claims located in Sections 17, 18, & 19, T50N R5E, Boise B&M, known as Niagara 1-9 (IMC187318 through IMC 187738) and JB 1-13 (IMC190938 through IMC193950), and any unpatented mining claims located or acquired by NJMC in the SW ¼ of Section 18 or the N ½ of Section 19, T50N-R5E Boise B&M.

"Niagara Property Option" has the meaning described in **Section 16.1.**

"Notice" or "Notices" has the meaning described in **Section 15.1**.

"Operations" means the activities carried out under this Agreement.

"Participant" and "Participants" mean the persons or entities that from time to time have Participating Interests.

"Participating Interest" means the percentage interest representing the ownership interest of a Participant in the Assets, and in all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%). Decimals of .005 or more shall be rounded up to .01; decimals of less than .005 shall be rounded down. The initial Participating Interests of the Participants are set forth in **Subsection 6.1.1**.

"Phase-I Earn-In" means that portion of NEWMONT's Initial Contributions set forth in **Subsection 5.2.1.**

"Phase-II Earn-In" means that portion of NEWMONT's Initial Contributions set forth in **Subsection 5.2.3.**

"Positive Feasibility Study" means a detailed report prepared by (or on behalf of) the Manager that recommends the development of a mine and includes at least the following information: **(i)** a description of the property to be covered by the proposed mine; **(ii)** the estimated recoverable reserves of minerals and the estimated composition and content thereof; **(iii)** the proposed procedure for development and mining production; **(iv)** the results of ore amenability tests (if any); **(v)** the nature and extent of the mine facilities proposed to be acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the report shall also include a preliminary design for such mill; **(vi)** the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements; **(vii)** summary of environmental impact studies deemed necessary by the Manager and costs thereof; **(viii)** the period in which it is proposed that the Properties be brought into commercial production; **(ix)** such other data and information as are reasonably necessary to

substantiate the existence of a mineral deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations; and **(x)** working capital requirements for the initial four months of operation of the Properties as a mine or such longer period as may be reasonably justified in the circumstances, which Feasibility Study shall be in such form as is necessary to substantially meet the standards of North American financial institutions for the purpose of determining the advisability of providing project financing on a commercial competitive basis taking into consideration all relevant criteria deemed to be both normal and prudent for the mining industry at that time.

"Prime Rate" has the meaning described in **Section 9.10**

"Products" means all metals, ores, concentrates, minerals, and mineral resources, including materials derived from the foregoing, produced from the Properties under this Agreement.

"Program" means a description in reasonable detail of Operations to be conducted by the Manager, as described in **Article 9**.

"Properties" means the licenses, permits, claims, concessions, fee lands, mining leases, surface leases or other rights or interests (as applicable) described in **Exhibit A** or acquired by the Venture within the Area of Interest.

"Rules" has the meaning described in **Section 15.6**.

"Transferring Entity" has the meaning described in **Subsection 13.3.1**.

"Venture" means the contractual relationship of the Participants under this Agreement.

2. **REPRESENTATIONS AND WARRANTIES; RECORD TITLE; INDEMNITIES**

2.1 Representations and Warranties.

2.1.1 Capacity of Participants. Each Participant represents and warrants to the other Participant as follows: **(i)** it is a corporation duly incorporated, qualified to transact business, and in good standing under the Laws of its jurisdiction and in the USA **(ii)** it has the full right, power and capacity to enter into and perform this Agreement and all transactions contemplated herein, and all corporate, board of directors and other actions required to authorize it to enter into and perform this Agreement have been properly taken; **(iii)** it will not breach any other agreement or arrangement by entering into or performing this Agreement, and this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms; and **(iv)** it has relied solely on its own appraisals and estimates as to the mineral potential of the Properties, and upon its own geologic, engineering and other interpretations related thereto.

2.1.2 Representations and Warranties by NJMC. NJMC represents and warrants the following:

2.1.2.1 With respect to the Claims, **(i)** the Claims were properly laid out and monumented; **(ii)** all required location and validation work was properly performed; **(iii)** all Notices/certificates (as applicable) were properly recorded/filed with appropriate governmental agencies; **(iv)** all Government Fees required to hold or maintain the Claims have been paid through **September 1, 2008**; and **(v)** all affidavits or other recordings/filings required to maintain the Claims in good standing have been properly and timely recorded with appropriate governmental agencies.

2.1.2.2 With respect to portions of the Properties in which NJMC holds an interest under licenses, permits, leases or other contracts, NJMC represents and warrants **(i)** it is in exclusive possession of such Properties; **(ii)** it has not received any Notice of default of any of the terms or provisions of such leases or other contracts; **(iii)** it has the authority under such leases and other contracts to perform fully its obligations under this

Agreement; (iv) such leases or other contracts are valid and in good standing, (v) it has no knowledge of any act or omission or any condition on the Properties which could be considered or construed as a default under any such lease or other contract; and (vi) to its knowledge, such Properties are free and clear of all Encumbrances or defects in title.

2.1.2.3 Except as specified on Exhibit A (if any), NJMC has not entered into any other agreement with respect to its interest in and to the Properties that is currently valid and outstanding, and there are no leases or subleases or Encumbrances on the Properties, nor any defects in title.

2.1.2.4 Except as to matters of record, no other person or entity is claiming an interest in, or in conflict with, the Properties.

2.1.2.5 There are no actions, suits, claims, proceedings, litigation or investigations pending or threatened against it that relate to the Properties, or that could, if continued, adversely affect the ability of NJMC or NEWMONT to fulfill its obligations under this Agreement or NEWMONT's ability to exercise its rights under this Agreement.

2.1.2.6 NJMC has complied with all existing Laws in conducting its operations on the Properties.

2.1.2.7 There is no condition on the Properties that could result in any Environmental Liabilities or other type of enforcement proceeding, or any recovery by any governmental agency or private party of remedial or removal costs, natural resources damages, property damages, damages for personal injuries or other costs, expenses, damages or injunctive relief arising from any alleged injury or threat of injury to health, safety or the environment.

2.1.2.8 NJMC has delivered to NEWMONT all Existing Data in its possession or control, and true and correct copies of all leases or other agreements relating to the Assets.

2.2 Disclosures. Each of the Participants represents and warrants that it is not aware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations and warranties in this Agreement from being materially misleading.

2.3 Record Title. Title to real and personal property included in the Assets shall be held in the name of the Manager for the benefit of the Participants. Each Participant agrees to execute appropriate documents to reflect changes resulting from changes in Participating Interests in accordance with **Section 6.6** below.

2.4 Loss of Title. Prior to the time that NEWMONT has completed its Initial Contribution under this Agreement, any failure or loss of title to the Assets and all costs of defending title thereto shall be charged to the Participants in proportion to their Initial Participating Interests under **Subsection 5.1.1.** After NEWMONT has completed its Initial Contribution, any failure or loss of title to the Assets, and all costs of defending title thereto, shall be charged to the Venture.

2.5 Indemnities.

2.5.1 Each Participant shall indemnify the other Participant, its directors, officers, employees, agents and attorneys or Affiliates (collectively "Indemnified Participant") against any loss, cost, expense, damage or liability (including legal fees and other expenses) arising out of or based on a breach by the Participant ("Indemnifying Participant") of any representation, warranty or covenant contained in this Agreement.

2.5.2 If any claim or demand is asserted against an Indemnified Participant in respect of which such Indemnified Participant may be entitled to indemnification under this Agreement, written Notice of such claim or demand shall promptly be given to the Indemnifying Participant. The Indemnifying Participant shall have the right, but not the obligation, by notifying the Indemnified

Participant within thirty (30) days after its receipt of the Notice of the claim or demand, to assume the entire Control of (subject to the right of the Indemnified Participant to participate, at the Indemnified Participant's expense and with counsel of the Indemnified Participant's choice), the defense, compromise, or settlement of the matter. Any damages to the Assets or business of the Indemnified Participant caused by a failure by the Indemnifying Participant to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Participant, after the Indemnifying Participant has given Notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Participant shall be obligated to indemnify the Indemnified Participant. Any settlement or compromise of a matter by the Indemnifying Participant shall include a full release of claims against the Indemnified Participant which has arisen out of the indemnified claim or demand.

2.6 Existing Disturbance. NJMC shall be solely responsible for complying with all Laws, relating to all disturbance existing on the Properties as of the Effective Date. Without limiting the foregoing, NJMC shall diligently reclaim all existing disturbance in accordance with applicable Laws, and shall satisfy all applicable permit and closure requirements. NJMC shall indemnify and hold harmless NEWMONT , its directors, officers, employees, agents, attorneys and Affiliates against any loss, cost, expense, damage or liability (including legal fees and expenses) relating to or arising from any existing disturbance or prior activities on the Properties.

3. **NAME, PURPOSES, AND TERM**

3.1 General. NEWMONT and NJMC hereby enter into this Agreement for the purposes hereinafter stated. All of the Participants' rights and obligations in connection with the Assets, the Area of Interest and all Operations shall be subject to and governed by this Agreement.

3.2 Name. The Manager shall conduct the business of the Venture in the name of the Venture, doing business as the "**Toboggan Venture**". The Manager shall accomplish any registration required by applicable, assumed or fictitious name statutes and similar statutes.

3.3 Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which the Participants, or either of them, accomplish such purposes: **(i)** to conduct Exploration within the Properties; **(ii)** to acquire additional real property and other interests within the Area of Interest; (iii) to evaluate the possible Development and Mining of the Properties, and if justified, to engage in Development and Mining; **(iv)** to engage in Operations within the Properties, (v) to engage in disposition of Products, only to the limited extent permitted in **Article 10**; **(vi)** to complete and satisfy all Environmental Compliance obligations and other Continuing Obligations relating to the Properties; and **(vii)** to perform any other operation or activity necessary, appropriate, or incidental to any of the foregoing.

3.4 Limitation. Unless the Participants otherwise agree in writing, Operations shall be limited to the purposes described in **Section 3.3**, and nothing in this Agreement shall be construed to enlarge such purposes.

3.5 Term. Unless the Venture is earlier terminated or otherwise terminates as provided in this Agreement, the term of this Agreement is for so long as any of the Properties are jointly owned by the Participants and thereafter until all materials, supplies, and equipment have been salvaged and disposed of, a final accounting has been made between the Participants, and any required Environmental Compliance has been completed and accepted by the appropriate governmental agencies.

4. **RELATIONSHIP OF THE PARTICIPANTS**

4.1 No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them. The Participants do not intend to create, and this Agreement shall not be construed to create, any mining, commercial, tax or other partnership. Neither Participant shall have any authority to act for or to assume

any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein. It is the Participants' intent that their ownership of Assets and the rights acquired hereunder shall be as tenants in common. However, the Participants understand that the arrangement and undertakings evidenced by this Agreement may result in a partnership for purposes of United States Federal income taxation and certain State income tax laws which incorporate or follow United States Federal income tax principles as to tax partnerships. Accordingly, the Participants shall make an election pursuant to United States Treasury Regulations §1.761-2 to be excluded from Subchapter K of the Internal Revenue Code of 1986, as amended.

4.2 Taxes. Each Participant shall be directly responsible for and shall directly pay all taxes applicable to revenues received by the Participant through Operations under this Agreement. In particular, each Participant shall individually file its tax returns with the proper authorities and independently file claims for and recover any income tax credits. A Participant's decisions with respect to such tax matters shall not have any binding effect on the course of actions taken by the other Participant.

4.3 Other Business Opportunities. Except as expressly provided in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with Operations, without consulting the other. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture, or operation of either Participant, and, neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of this Agreement, except as provided in **Section 11.8**. Unless otherwise agreed in writing, no Participant shall have any obligation to mill, beneficiate, or otherwise treat any Participant's share of Products in any facility owned or controlled by such Participant.

4.4 Termination or Transfer of Rights to Properties. Except as otherwise provided in this Agreement, neither Participant shall permit or cause all or any part of its interest in the Assets or this Agreement to be sold, exchanged, encumbered, surrendered, abandoned, partitioned, divided, or otherwise terminated, by judicial means or otherwise. The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by any Law.

4.5 Implied Covenants. The implied covenants of good faith and fair dealing are the only implied covenants in this Agreement. No other implied covenants recognized under applicable Law shall be valid or enforceable with respect to this Agreement.

4.6 No Royalty or Other Interests. Except as provided in **Subsection 5.2.3.2** or **Section 6.4**, no Participant shall be entitled or permitted to create any royalty or similar carried interest in all or any part of the Assets.

4.7 No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Participants and their respective successors and permitted assigns only, and shall not be construed to create third party beneficiary rights in any other party, governmental agency or organization, except as provided in **Subsection 2.5.1**.

5. **CONTRIBUTIONS BY PARTICIPANTS**

5.1 NJMC's Initial Contribution. NJMC hereby contributes to the Venture all of its right, title and interest in and to the Properties, together with all of its respective right, title and interest in and to any licenses and permits relating to the Properties and all Existing Data, free and clear of any Encumbrances.

5.2 NEWMONT's Initial Contribution.

5.2.1 Phase-I Earn-In. As its Initial Contribution and subject to NEWMONT's right of withdrawal as set forth in **Section 11.3**, NEWMONT shall contribute Exploration Expenditures totaling US$2,000,000 ("Phase-I Earn-In") in accordance with the following schedule:

Exploration Expenditures and Due Dates	Amount	Aggregate Amount
On or before the 1st Anniversary following the Effective Date	US$300,000	US$300,000
On or before the 2nd Anniversary following the Effective Date	US$700,000	US$1.00M
On or before the 3rd Anniversary following the Effective Date	US$1.00M	US$2.00M
(upon completion, Phase-1 Earn-In of NEWMONT's Initial Contribution shall have been met)	*** ***	*** ***

NEWMONT shall give Notice to NJMC upon NEWMONT's completion of Phase-I Earn-In. NEWMONT's obligation to complete Three Hundred Thousand Dollars ($300,000.00) in Exploration Expenditures on or before the first anniversary of the Effective Date is a firm commitment which shall not be excused by any termination of this Agreement by NEWMONT. In the event NEWMONT terminates this Agreement prior to completing such Exploration Expenditures, it shall, within thirty (30) days of termination, pay to NJMC, in cash, the amount of any shortfall.

5.2.1.1 No Vesting Until Completion of Phase-I Earn-In. If NEWMONT fails to timely complete all of the Exploration Expenditures described above it shall not have earned any Participating Interest in the Venture or in the Assets or the Properties.

5.2.1.2 Deemed Value of Initial Contributions. Subject to **Subsection 5.2.3.2**, at such time as NEWMONT has completed Phase-I Earn-In, the value of NEWMONT's Initial Contribution shall be deemed to be Two Million Dollars (US$2,000,000.00) and the value of NJMC's Initial Contribution shall be deemed to be One Million Nine Hundred Twenty One Thousand Five Hundred Sixty Nine Dollars (US$1,921,569.00).

5.2.1.3 Operations During Earn-In. During Phase-I Earn-In or Phase-II Earn-In (Phase-I Earn-In and/or Phase-II Earn-In may hereinafter be collectively referred to as "Earn-In"), NEWMONT shall have the sole right to determine the nature, scope, timing and extent of Operations that are conducted to satisfy the applicable Earn-In Exploration Expenditures, without any obligation to hold meetings or to prepare Programs and Budgets, provided, however, NEWMONT shall conduct all Operations during Earn-In in a manner consistent with the standards set forth in the first sentence of **Section 8.3**.

5.2.2 Excess Credited and Cash in Lieu. In the event Exploration Expenditures in any period during Phase-I Earn-In exceed the minimum amounts set forth in **Subsection 5.2.1**, the excess shall be credited toward subsequent periods or Phase-II Earn-In as applicable. If NEWMONT fails to complete any of the Exploration Expenditures during any period, NEWMONT may elect to satisfy the minimum amount for a period by paying the amount of the shortfall, in cash, to NJMC. NEWMONT's failure to timely complete the applicable Exploration Expenditures in accordance with this Article, if not cured within thirty (30) days after written Notice by NJMC of such default, unless NEWMONT in good faith disputes such Notice, in which case within thirty (30) days after a final judicial decision finding a default, shall be deemed to be a withdrawal of NEWMONT from the Venture. Upon, such withdrawal, the Venture shall terminate and NEWMONT shall be solely responsible for reclaiming all disturbance caused by its Exploration Expenditures.

5.2.3 Phase-II Earn-In.

5.2.3.1 NEWMONT's Election to Earn an Additional Participating Interest. Upon completion of Phase-I Earn-In, NEWMONT may elect, in its sole discretion, to earn an additional nineteen percent (19 %) Participating Interest, for a total of a seventy percent (70%) Participating Interest, by either (i) spending an additional ten million dollars (US$10M) in Exploration Expenditures on or before the seventh (7th) anniversary following the Effective Date, or (ii) funding all Exploration Expenditures on behalf of the Venture until completing a Positive Feasibility Study for a mineable deposit of minerals on the Properties, whichever occurs first ("Phase-II Earn-In"). NEWMONT shall, within ninety (90) days following the date that NEWMONT provides Notice to NJMC that NEWMONT

has completed Phase-I Earn-In, notify NJMC whether it elects to continue to Phase-II Earn-In. If NEWMONT fails to provide such Notice to NJMC within said ninety (90) days, NEWMONT shall be deemed to have elected to continue to Phase-II Earn-In. Following NEWMONT's election or deemed election to continue to Phase-II Earn-In, NEWMONT may then elect not to complete Phase-II Earn-In, but in such event NEWMONT shall not have earned any additional Participating Interest. Subject to **Subsection 5.2.3.2**, at such time as NEWMONT has completed Phase-II Earn-In the value of NEWMONT's Initial Contribution shall be deemed to be Twelve Million Dollars (US$12,000,000.00) and the value of NJMC's Initial Contribution shall be deemed to be Five Million One Hundred Forty Two Thousand Eight Hundred Fifty Seven Dollars (US$5,142,857.00).

5.2.3.2 Notice to Commence Joint Funding. Upon completion of the Exploration Expenditures under the applicable Phase-I Earn-In or Phase-II Earn-In, as determined above, NEWMONT shall provide written Notice to NJMC of each such completion at least sixty (60) days before the commencement of the period in which it proposes to commence joint funding. Such Notice shall include a proposed Program and Budget for the following Program and Budget period. NJMC shall, within sixty (60) days after delivery of such Notice, notify NEWMONT in writing that it will: **(i)** participate in joint funding at its then Participating Interest, **(ii)** dilute its Participating Interest pursuant to **Section 5.2**, or **(iii)** convert all of its Participating Interest into a one percent (1%) Net Smelter Returns royalty interest, as defined in **Exhibit D**, or (iv) provided NEWMONT has completed Phase-II Earn-In, elect for NEWMONT to solely fund all Venture expenditures until commencement of Mining on the Property (the "Financing Option"). If NJMC elects pursuant to **Subsection 5.2.3.2(iii)**, it shall be deemed to have withdrawn from this Agreement and shall relinquish its entire Participating Interest. Such relinquished Participating Interest shall be deemed to have accrued automatically to NEWMONT. If NJMC elects the Financing Option, then (i) NJMC's Participating Interest shall immediately be reduced five percentage points (from 30% to 25% Participating Interest) and NEWMONT's Participating Interest shall immediately be increased by five percentage points (from 70% to 75% Participating interest), (ii) upon commencement of Mining on the Properties, NJMC shall, subject to **Sections 6.2**, **6.3** and **9.4.2**, contribute funds for adopted Programs and Budgets in proportion to its Participating Interest and (iii) NEWMONT shall receive ninety percent (90%) of that portion of NJMC's distribution of earnings and dividends from the Venture to which NJMC otherwise is entitled until such time as the amounts so received equal the aggregate amount of expenditures incurred by NEWMONT that, but for the Financing Option, would have been payable by NJMC, plus interest thereon from the dates such expenditures were incurred at a rate per annum equal to LIBOR plus 400 basis points.

5.2.3.3 Interim Funding. The Participants recognize that there will be a delay between the time when Exploration Expenditures are actually incurred or paid and when monthly accounting reports become available for such period. Accordingly, all Exploration Expenditures or other expenditures incurred by NEWMONT subsequent to the applicable Phase-I Earn-In or Phase-II Earn-In and before an election by NJMC pursuant to **Subsection 5.2.3.2** shall be credited to NEWMONT in the first joint funding Program and Budget if NJMC elects pursuant to **Subsections 5.2.3.2(i) or 5.2.3.2(ii)**.

5.2.3.4 Filing Obligations. Subject to **Section 12.1**, prior to the commencement of joint funding, NEWMONT shall be responsible for making all governmental recordings/filings and paying all Government Fees due during the periods that it is completing Exploration Expenditures. Any such payments shall be credited toward the Exploration Expenditures specified in **Subsections 5.2.1 and 5.2.3.**

5.2.3.5 Initial Contributions If Financing Option is Elected. If NJMC elects the Financing Option, and subject to **Subsection 5.2.3.2**, at such time as NEWMONT has completed Phase-II Earn-In, the value of NEWMONT's Initial Contribution shall be deemed to be Twelve Million Dollars (US$12,000,000.00) and the value of NJMC's Initial Contribution shall be deemed to be Four Million Dollars (US$4,000,000.00).

5.3. Cash Contributions. After completion of NEWMONT's Initial Contribution under the applicable Earn-In election by NEWMONT, the Participants shall contribute funds for adopted Programs and Budgets in proportion to their respective Participating Interests, subject to elections permitted in **Subsection 5.2.3.2** and **Section 9.4**.

6. **PARTICIPATING INTERESTS**

6.1 Participating Interests

6.1.1 Initial Participating Interest. The Participants shall have the following initial Participating Interests in the Venture.

NEWMONT	51% (or 70% if NEWMONT completes Phase-II Earn-In; or 75% if NMJC elects the Financing Option)
NJMC	49% (or 30% if NEWMONT completes Phase II Earn-In; or 25% if NMJC elects the Financing Option)

6.1.2 Changes in Participating Interests. A Participant's Participating Interest shall only be changed as follows:

6.1.2.1 as provided in **Subsection 5.2.3**;

6.1.2.2 upon an election or deemed election by a Participant pursuant to **Section 9.4** not to contribute to an adopted Program and Budget in accordance with the percentage reflected by its Participating Interest;

6.1.2.3 as provided in **Section 6.4**;

6.1.2.4 in the event of default by a Participant in making its agreed upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke **Subsection 6.3.2**;

6.1.2.5 upon withdrawal, pursuant to **Article 11**;

6.1.2.6 pursuant to a transfer by a Participant of all or a portion of its Participating Interest in accordance with **Article 13**; or

6.1.2.7 upon acquisition by either Participant of part or all of the Participating Interest of the other Participant, however arising.

6.2 Voluntary Reduction in Participation – Dilution. After NEWMONT has completed its Initial Contribution, a Participant may elect, as provided in **Subsection 5.2.3.2** and **Section 9.4**, to limit its contributions to an adopted Program and Budget (without regard to its vote on adoption of the Program and Budget) by not contributing at all to an adopted Program and Budget. For clarity, a Participant may not elect to partially contribute, but must elect to either fully contribute or not contribute at all to an adopted Program and Budget.

In such event, the other, non-diluting Participant shall then have the option to either fully fund the remaining portion of the adopted Program and Budget; or, within fifteen (15) days following the election of the diluting Participant under **Subsection 5.2.3.2(ii), Subsection 5.2.3.2(iii) or Subsection 9.4.2**, to propose a reduced alternative Program and Budget to which the Participants shall, within seven (7) days, make a re-election under **Subsection 5.2.3.2, Subsection 9.4.1** or **Subsection 9.4.2**. If the non-diluting Participant elects to continue with the initially adopted Program and Budget, the Participating Interest of the Participant electing not to participate shall be recalculated at the time of election by dividing the sum of

(a) the value of that Participant's Initial Contribution as defined in **Sections 5.1 or 5.2**, plus (b) the total of all that Participant's contributions to previous Programs and Budgets, by the sum of **(a)** and **(b)** above for all Participants, plus (c) the amount the non-diluting Participant elects to contribute to the approved Program and Budget, and multiplying the result by 100. That is:

(a)+(b) diluting Participant x 100 = Recalculated Participating Interest
(a)+(b) all Participants +(c)

The Participating Interest of the other, non-diluting Participant shall thereupon become the difference between 100% and the recalculated Participating Interest.

As soon as practicable after the necessary information is available at the end of each period covered by an adopted Program and Budget, a recalculation of each Participant's Participating Interest shall be made in accordance with the preceding formula to adjust, as necessary, the recalculations made at the beginning of such period to reflect actual contributions made by the Participants during the period. Except as otherwise provided in this Agreement, a diluting Participant shall retain all of its rights and obligations under this Agreement, including the right to participate in future Programs and Budgets at its recalculated Participating Interest.

6.3 Default in Making Contributions

6.3.1 If a Participant elects to contribute to an approved Program and Budget and then defaults in making a contribution or cash call under an approved Program and Budget the non-defaulting Participant may, but is not obligated to, advance the defaulted contribution on behalf of the defaulting Participant and treat the same, together with any accrued interest, as a demand loan bearing interest from the date of the advance at the rate provided in **Section 9.10**. The failure to repay said loan within ten (10) days following demand shall be a default.

6.3.2 The Participants acknowledge that if a Participant defaults in making a contribution to an approved Program and Budget or a cash call under **Section 9.9**, or in repaying a loan under **Subsection 6.3.1**, as required hereunder, it will be difficult to measure the damages resulting from such default and the damage to the non-defaulting Participant could be significant. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within thirty (30) days after Notice to the defaulting Participant of such default, declare the defaulting Participant in default, in which case the defaulting Participant's Participating Interest shall be shall be reduced by two times the amount that would otherwise be calculated pursuant to **Section 6.2**.

6.4 Elimination of Minority Participating Interest.

6.4.1 Conversion Trigger. Upon the reduction of its Participating Interest to Ten Percent (10%) or less by other than default under **Subsection 6.3.2**, or by NJMC making its election under **Subsection 5.2.3.2(iii)**, a Participant shall be deemed to have withdrawn from the Venture and shall relinquish its entire Participating Interest, free and clear of any Encumbrances arising by, through or under that Participant. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant, and the Participating Interest of the diluted Participant shall be converted to a One Percent (1%) Net Smelter Returns royalty, as defined in **Exhibit D**.

If a Participant forfeits its Participating Interest then any decision to place the Properties into production shall be at the sole discretion of the other Participant and if the Properties is in or is placed into production, the non-forfeiting Participant shall have the unfettered right to suspend, curtail or terminate any such operation as it in its sole discretion may determine.

6.5 Continuing Liabilities Upon Adjustments of the Participating Interests. Any actual or deemed withdrawal of a Participant or any reduction of a Participant's Participating Interest under this Agreement shall not relieve such Participant of its share of any liability, whether it accrues before or after such

withdrawal or reduction, arising out of Operations conducted prior to such withdrawal or reduction, including, without limitation, Environmental Compliance and other Continuing Obligations. For purposes of this **Article 6**, such Participant's share of such liability shall be equal to its Participating Interest at the time that the events or omissions giving rise to such liability occurred. The increased Participating Interest accruing to a Participant as a result of the reduction of the other Participant's Participating Interest shall be free from royalties, liens or other Encumbrances arising by, through or under such other Participant, other than those to which both Participants have given their written consent.

6.6 Documentation of Adjustments to Participating Interests. An adjustment to a Participating Interest need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant's Participating Interest shall be shown in the books of the Manager. However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence or effectuate such adjustment in a form sufficient for recording in the jurisdiction where the Properties are located.

6.7 Grant of Lien or Security Interest

6.7.1 Subject to **Section 6.8**, each Participant grants to the other Participant a lien upon and a security interest in its Participating Interest, including all of its right, title and interest in the Assets and the Participant's share of Products, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

6.7.2 The liens and security interests granted by **Subsection 6.7.1** shall secure every obligation or liability of the Participant granting such lien or security interest created under this Agreement, including the obligation to repay a loan granted under **Subsection 6.3.1**. Each Participant hereby agrees to take all action necessary to perfect such lien and security interests and hereby appoints the other Participant its attorney-in-fact, to execute, file and record all security documents necessary to perfect or maintain such lien and security interests.

6.8 Subordination of Interests. Each Participant shall, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this Agreement, other than those created pursuant to **Section 6.7** hereof, and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee.

6.9 Effect of Conversion to a Royalty. Upon a Participant's conversion to a Net Smelter Returns royalty pursuant to **Subsections 5.2.3.2(iii), 6.4.1, 6.4.2, 6.4.3**, this Agreement shall terminate, except for the rights and obligations under **Sections 2.5, 6.5, 11.3 through 11.10, 13.3, 15.6** and this **Section 6.9**. Upon either Participant's conversion to a Net Smelter Returns royalty, the Participants shall promptly execute appropriate conveyance instruments conveying the converting Participant's interest in the Assets to the non-converting Participant, and the Participants shall execute a Royalty Deed in the form of **Exhibit D**.

7 MANAGEMENT COMMITTEE

7.1 Organization and Composition. Upon execution of this Agreement, the Participants shall establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of two (2) members appointed by NEWMONT and two (2) members appointed by NJMC. Each Participant may appoint one or more alternates to act and vote in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments shall be made or changed by prior written Notice to the other Participant.

7.2 Decisions. Each Participant, acting through its appointed members, shall have votes on the Management Committee, in proportion to its Participating Interest. Unless otherwise provided in this Agreement, the vote of a Participant with a Participating Interest greater than fifty percent (50%) shall determine the decisions of the Management Committee. In the event of a tie vote, the Participant designated as Manager shall have the deciding vote of the Management Committee, after considering the legitimate concerns of the other Participant. Prior to NEWMONT's completion of Phase-I Earn-In, NEWMONT shall be deemed to have a fifty-one percent (51%) Participating Interest and NJMC shall be

deemed to have a forty-nine (49%) Participating Interest for purposes of voting on the Management Committee, and for determining NEWMONT's right to be the Manager.

7.3 Meetings. Upon the commencement of joint funding, the Management Committee shall hold regular meetings at least annually in Denver, Colorado, U.S.A. or at other mutually agreed places on the following terms. The Manager shall give thirty (30) days Notice to the Participants of such regular meetings (unless such Notice is waived by the Participants). Additionally, any Participant may call a special meeting upon seven (7) days Notice to the Manager and the other Participant (unless such Notice is waived by the Participants). In case of emergency, reasonable Notice of a special meeting shall suffice. With respect to a regular or special meeting of the Management Committee, there shall be a quorum if at least one member representing each Participant having greater than a twenty percent (20%) Participating Interest is present; but if a quorum does not exist at any such meeting, any Participant may reschedule the meeting, at a time at least two (2) days following the originally scheduled meeting but no later than seven (7) days following the originally scheduled meeting, and, at such rescheduled meeting, there shall be a quorum if at least one member representing any Participant having greater than a twenty percent (20%) Participating Interest is present. Each Notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matter may be considered with the consent of all Participants. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Participants within thirty (30) days after the meeting. The Participants shall have thirty (30) days after receipt to sign and return such copies or to provide any written comments on such minutes to the Manager. If a Participant timely submits written comments on such minutes, the Management Committee shall seek, for a period not to exceed thirty (30) days, to agree upon minutes of such meeting acceptable to the Participants. At the end of such period, failing agreement by the Participants on revised minutes, the minutes of the meeting shall be the original minutes as prepared by the Manager, together with the comments on the minutes made by the other Participant. These documents shall be placed in the minute book maintained by the Manager. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Venture cost. All other costs associated with Management Committee meetings shall be paid for by the Participants individually.

7.4 Action Without Meeting. Subject to the Notice and quorum requirements under **Section 7.3**, the Management Committee may hold meetings by telephone conferences in lieu of meetings in person, so long as minutes are prepared in accordance with **Section 7.3**. The Management Committee may also take actions in writing signed by all members.

7.5 Matters Requiring Approval. Except as otherwise delegated to the Manager in **Section 8.2** or as otherwise provided in this Agreement the Management Committee shall have exclusive authority to determine all management matters related to this Agreement.

8. MANAGER

8.1 Appointment. The Participants hereby appoint NEWMONT as the Manager with overall management responsibility for Operations and to remain as Manager until it resigns pursuant to **Section 8.4**.

8.2 Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, including but not limited to **Subsection 5.2.1.3**, the Manager shall have the following powers and duties:

8.2.1 the Manager shall manage, direct, and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets;

8.2.2 the Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement;

8.2.3 the Manager shall use reasonable efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the

circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic's or materialmen's liens which shall be released or discharged in a diligent manner, or Encumbrances specifically approved by the Management Committee;

8.2.4 the Manager shall conduct such title examinations and cure such title defects relating to the Properties as may be advisable in the reasonable judgment of the Manager;

8.2.5 the Manager shall: (i) make or arrange for all payments required by concessions, leases, licenses, permits, contracts, and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant's sales revenue or net income. If authorized by the Management Committee, the Manager shall have the right to contest, in the courts or otherwise, the validity or amount of any taxes, assessments, or charges if the Manager deems them to be unlawful, unjust, unequal, or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment, or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the non-payment of any taxes, assessments, or like charges; and (iii) do all other acts reasonably necessary to maintain the Assets;

8.2.6 the Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with the Laws; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for Operations. In the event of any violation of permits, licenses, Laws or approvals, the Manager shall timely cure or dispose of such violation through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Joint Account;

8.2.7 the Manager shall notify the other Participant promptly of any litigation, arbitration, or administrative proceeding commenced against the Venture. The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The Management Committee shall approve in advance any settlement involving payments, commitments or obligations in excess of US$100,000 in cash or value;

8.2.8 the Manager may dispose of Assets, whether by sale, assignment, abandonment or other transfer, in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in **Article 12**. However, without prior authorization from the Management Committee, the Manager shall not: (i) dispose of Assets in any one transaction having a value in excess of US$100,000, (ii) enter into any sales contracts or commitments for Products, except as permitted in **Section 10.2**; (iii) begin a liquidation of the Venture; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Venture;

8.2.9 the Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors;

8.2.10 the Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with generally accepted U.S. GAAP accounting procedures;

8.2.11 the Manager shall select and employ at competitive rates all supervision and labor necessary or appropriate to all Operations hereunder. All persons employed hereunder, the number thereof, their hours of labor and their compensation shall be determined by the Manager, and they shall be employees of the Manager;

8.2.12 the Manager shall keep the Management Committee advised of all Operations by

submitting in writing to the Management Committee: **(i)** prior to the commencement of joint funding, quarterly progress summaries with applicable data and an annual report by each January 31, and after joint funding commences, quarterly progress reports, which include statements of expenditures and comparisons of such expenditures to the adopted Budget (with all quarterly summaries or reports due within 30 days following the end of each calendar quarter); **(ii)** periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within sixty (60) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures; and **(v)** such other reports as the Management Committee may reasonably request. At all reasonable times, the Manager shall provide the Management Committee or the representative of any Participant, upon the request of any member of the Management Committee, access to, and the right to inspect and copy, all information acquired in Operations, including but not limited to, maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records. In addition, the Manager shall allow the non-managing Participant, at its sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Participant does not unreasonably interfere with Operations;

8.2.13 the Manager shall arrange insurance for the benefit of the Participants, in such amounts and of such nature as the Manager deems necessary to protect the Assets and Operations of the Venture;

8.2.14 subject to **Subsection 5.2.3.4**, the Manager shall perform or cause to be performed all assessment and other work, and shall pay all Government Fees required by Law in order to maintain in good standing all licenses, permits, claims, concessions, fee lands, mining leases, surface leases mining leases, surface leases. Claims and other tenures included within the Properties. The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration on other properties. The Manager shall timely record and file with the appropriate governmental office any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Government Fees and the performance of assessment work, in each case in sufficient detail to reflect compliance with the applicable requirements;

8.2.15 if authorized by the Management Committee, the Manager may: **(i)** locate, amend or relocate any unpatented mining claim or mill site or tunnel site, **(ii)** locate any fractions resulting from such amendment or relocation, **(iii)** apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the <u>United States</u> rights to the ground covered thereby, **(v)** abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the <u>United States</u> rights to the ground covered thereby, **(vi)** exchange with or convey to the <u>United States</u> any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and **(vii)** convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any federal law hereafter enacted;

8.2.16 the Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations;

8.2.17 the funds that are to be deposited into the Environmental Compliance fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance

requirements;

8.2.18 the Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Venture. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Participant reasonably informed about the Manager's efforts to discharge Continuing Obligations. Authorized representatives of each Participant shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto;

8.2.19 if Participating Interests are adjusted in accordance with this Agreement the Manager shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations in a manner consistent with **Section 6.5**;

8.2.20 the Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

8.3 Standard of Care. The Manager shall discharge its duties under **Section 8.2** and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining, environmental and other applicable industry standards and practices, and in material compliance with the terms and provisions of concessions, leases, licenses, permits, contracts and other agreements pertaining to Assets. The Manager shall not be liable to the non-managing Participant for any act or omission resulting in damage, loss cost, penalty or fine to the Venture or non-managing Participant, except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence. The Manager shall not be in default of its duties under this Agreement, if its inability to perform results from the failure of the non-managing Participant to perform acts or to contribute amounts required of it by this Agreement.

8.4 Resignation; Deemed Offer to Resign. The Manager may offer to resign upon not less than thirty (30) days prior Notice to the Management Committee, in which case the other Participant may select the successor Manager by Notice to the Management Committee within thirty (30) days after the Notice of resignation, and may appoint itself or a third party as the successor Manager. If any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer shall be accepted by the other Participant (along with the appointment of a successor Manager), if at all, within ninety (90) days following such deemed offer:

8.4.1 subject to **Section 8.1**, the Participating Interest of the Manager (inclusive of any entity claiming through the Manager as provided in **Subsection 13.2.7**) ceases to be greater than or equal to the highest between the Participants, provided; however, that in the event the Manager transfers its Participating Interest to an Affiliate, such Affiliate shall automatically become the Manager; or

8.4.2 the Manager fails to perform a material obligation imposed upon it under this Agreement, and such failure continues for a period of sixty (60) days after Notice from the other Participant demanding performance; or

8.4.3 the Manager fails to pay the Venture's bills within ninety (90) days after they are due, unless the Manager contests such bills in good faith; or

8.4.4 the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official is appointed for a substantial part of the Manager's assets, and such appointment is neither made ineffective nor discharged within thirty (30) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager; or

8.4.5 the Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part

of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

8.4.6 entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager, or a substantial part of its Participating Interest or other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Under **Subsections 8.4.4, 8.4.5 or 8.4.6** above, any appointment of a successor Manager shall be deemed to pre-date the event causing a deemed offer of resignation.

8.5 Payments to Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure set forth in **Exhibit C**.

8.6 Transactions With Affiliates. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case with unrelated persons in arm's-length transactions.

8.7 Independent Contractor. The Manager is and shall act as an independent contractor and not as the agent of the other Participant. The Manager shall maintain complete control over its employees and all of its subcontractors with respect to performance of the Operations. Nothing contained in this Agreement or any subcontract awarded by the Manager shall create any contractual relationship between any subcontractor and the other Participant. The Manager shall have complete control over and supervision of Operations and shall direct and supervise the same so as to ensure their conformity with this Agreement.

9. PROGRAMS AND BUDGETS

9.1 Operations Pursuant to Programs and Budgets. After Notice of commencement of joint funding pursuant to **Subsection 5.2.3.2**, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to an initial Program and Budget under **Subsection 5.2.3.2**, or subsequently, to a Program and Budget approved pursuant to **Section 9.2**. Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all operations contemplated under the Program and Budget.

9.2 Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager and shall be for six (6) month periods or any longer periods not to exceed one (1) year. Each adopted Program and Budget, regardless of length, shall be reviewed at least once per year at the annual meeting of the Management Committee. Notwithstanding whether a portion of a previous period's Program and Budget is being carried forward to fund activities continuing beyond the current year, at least thirty (30) days prior to the annual meeting of the Management Committee, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Participants. Within ten (10) days of receipt of the proposed Program and Budget, the Participants may submit written comments to the Manager detailing revisions or modifications that they would like to have made to the proposed Program and Budget. If such written comments are received, the Manager, working with the other Participant, shall seek for a period of time not to exceed fifteen (15) days to develop a revised Program and Budget acceptable to both Participants. The Manager shall submit any revised proposed Program and Budget to the Participants at least five (5) days prior to the annual meeting of the Management Committee.

9.3 Adoption of Proposed Programs and Budgets. At the annual meeting, the Management Committee shall consider and vote on the proposed Program and Budget.

9.4 Election to Participate. By Notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, a Participant may elect to contribute to such Program and Budget as follows:

9.4.1 in proportion to its respective Participating Interest as of the beginning of the period covered thereby; or

9.4.2 not at all, in which case its Participating Interest shall be recalculated as provided in **Section 6.2**, and such recalculated Participating Interest shall be effective the first day of the period covered by the adopted Program and Budget.

If a Participant fails to provide Notice to the Management Committee under this **Section 9.4**, the Participant will be deemed to have elected to contribute to such Program and Budget in proportion to its Participating Interest at the beginning of such Program and Budget period.

9.5 Budget Overruns; Program Changes. The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds the total of an adopted Budget by more than ten percent (10%), then the excess over ten percent (10%), unless directly caused by an emergency or unexpected expenditure made pursuant to **Section 9.7**, or authorized or ratified by a unanimous decision of the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interests. Budget overruns of ten percent (10%) or less shall be borne by the Participants in proportion to their respective Participating Interests as of the time the overrun occurs.

9.6 Re-Election to Participate. If the Manager expended or incurred obligations of less than eighty percent (80%) of the adopted Budget, within thirty (30) days of receiving the Manager's report on expenditures, a diluted Participant may notify the other Participant of its election to reimburse the other Participant for the difference between any amount contributed by the diluted Participant to such adopted Program and Budget and the diluted Participant's proportionate share (at the diluted Participant's former Participating Interest) of the actual amount expended or incurred for the Program, plus interest on the difference accruing at the rate described in **Section 9.10**. The diluted Participant shall deliver the appropriate amount (including interest) to the other Participant with such Notice. Failure of the diluted Participant to so notify and tender such amount shall result in dilution occurring in accordance with **Section 6.2** and shall bar the diluted Participant from its rights under this **Section 9.6** concerning the relevant adopted Program and Budget.

9.7 Emergency Expenditures. In case of emergency, the Manager may take any action it deems necessary to protect life, limb or property, to protect the Assets or to comply with Law. The Manager may also make reasonable expenditures on behalf of the Participants for unexpected events that are beyond its reasonable control. In the case of an emergency or unexpected expenditure, the Manager shall promptly notify the Participants of the expenditure, and the Manager shall be reimbursed therefor by the Participants in proportion to their respective Participating Interests at the time the emergency or unexpected expenditure is incurred.

9.8 Monthly Statements. After Notice to commence joint funding, the Manager shall submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Joint Account.

9.9 Cash Calls. On the basis of adopted Programs and Budgets, the Manager shall submit to each Participant, prior to the fifteenth (15th) day of each month, a billing for estimated cash and Environmental Compliance fund requirements for the next month. Within fifteen (15) days after receipt of each billing, or a billing made pursuant to **Sections 9.7 or 11.4**, each Participant shall advance to the Manager its proportionate share of the estimated amount. Time is of the essence of payment of such billings. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to two (2) months. After a decision has been made to begin Development, all funds in excess of immediate cash requirements shall be invested in interest-bearing accounts for the benefit of the Joint Account.

9.10 Failure to Meet Cash Calls. A Participant that fails to meet cash calls in the amount and at the times specified in **Section 9.9** shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to five (5) percentage points over the Prime Rate or the maximum interest rate permitted by law, if less than this. "Prime Rate" means the annual percentage rate in effect from time to time for demand, commercial loans quoted by CITIBANK N.A. at its main branch in New York City, New York, U.S.A. to its most credit-worthy customers. Such interest shall accrue to the benefit of and be payable to the non-defaulting Participant, but shall not be deemed as amounts

contributed by the non-defaulting Participant in the event dilution occurs in accordance with **Article 6**. The non-defaulting Participant shall have those rights, remedies and elections specified in **Section 6.3**, as well as any other rights and remedies available to it by Law.

9.11 Audits. Upon request of any Participant made within twenty-four (24) months following the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within twenty-four (24) months after the end of such period), the Manager shall order an audit of the accounting and financial records for such calendar year (or other accounting period). All exceptions to the audit and claims upon the Manager for discrepancies disclosed by such audit shall be made in writing not later than three (3) months after receipt of the audit report by the Participant that requested the audit. A Participant's failure to make such exceptions or claims within the three (3) month period shall **(i)** mean that the audit is correct and binding upon the Participants and **(ii)** result in a waiver of any right to make claims upon the Manager for discrepancies disclosed by the audit. The audits shall be conducted by an international firm of certified public/chartered accountants selected by the Manager, unless otherwise agreed by the Management Committee. In addition each Participant shall have the right to conduct an independent audit of all books, records and accounts, at the expense of the requesting Participant, and which audit right will be limited to the period not more than twenty four (24) months prior to the calendar year in which the audit is conducted. All exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made in writing within three (3) months after completion or delivery of such audit, or they shall be deemed waived.

10. **DISPOSITION OF PRODUCTION**

10.1 Taking In Kind. Each Participant shall take in kind or separately dispose of its share of all Products in accordance with its Participating Interest. Any extra expenditure incurred in the taking in kind or separate disposition by any Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products of anyone other than the Participants at any processing facilities constructed by the Participants pursuant to this Agreement. The Manager shall give the Participants Notice at least ten (10) days in advance of the delivery location and date upon which their respective shares of Products will be available.

10.2 Failure of Participant to Take in Kind. If a Participant fails to take its share of Products in kind, the Manager may, but is not obligated, to sell such share on behalf of that Participant at not less than the prevailing market price in the area for a period of time consistent with the minimum needs of the industry, but not to exceed one (1) year from the date of Notice under **Section 10.1**. Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is selling a Participant's share of production, the Participant may elect by Notice to the Manager to take in kind. The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.

10.3 Hedging. Neither Participant shall have any obligation to account to the other Participant for, nor have any interest or right of participation in any profits or proceeds, nor have any obligation to share in any losses from, future contracts, forward sales, trading inputs, calls, options or any similar hedging, price protection or marketing mechanism employed by a Participant with respect to its proportionate share of any Products produced or to be produced from the Properties.

11. **WITHDRAWAL AND TERMINATION**

11.1 Termination by Agreement. The Participants may terminate the Venture at any time by written agreement.

11.2 Termination Where No Program Proposed. If neither Participant proposes a Program and Budget for a period of two (2) consecutive years, then the Venture shall terminate.

11.3 Withdrawal and Termination by Newmont Prior to Completion of its Initial Contribution. Prior to the commencement of joint funding, NEWMONT may withdraw from the Venture for any reason, upon not less than thirty (30) days prior written Notice to the other Participant, provided that NEWMONT shall pay all Government Fees that will become due on or before sixty (60) days after the delivery of such Notice.

Upon such withdrawal, the Venture shall terminate and NEWMONT's Participating Interest shall be deemed to be transferred to the other Participant. In the event NEWMONT withdraws from the Venture prior to commencement of joint funding, it shall solely be responsible for reclaiming all surface disturbance on the Properties caused by NEWMONT during the Earn-In period, to the extent required by Law, unless the other Participant, with fifteen (15) days following such Notice, **(i)** agrees in writing with NEWMONT to assume such responsibility, and **(ii)** posts any financial surety or bonding required with respect to the reclamation of such disturbance. NEWMONT shall retain a reasonable right of access across the Properties for that purpose.

11.4 Withdrawal and Termination Following Completion of NEWMONT's Initial Contribution. After Earn-In, either Participant may elect to withdraw as a Participant from the Venture upon the later of not less than sixty (60) days Notice to the other Participant, or the end of the then current Program and Budget. Upon such withdrawal, the Venture shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant, without cost and free and clear of royalties, liens or other Encumbrances arising by, through or under such withdrawing Participant, except those which all Participants have given their written consent after the Effective Date of this Agreement, all of its Participating Interest. Any withdrawal under this **Section 11.4** shall not relieve the withdrawing Participant of its share of liabilities to third parties (whether such accrues before or after such withdrawal) arising out of Operations conducted prior to such withdrawal. For purposes of this **Section 11.4**, the withdrawing Participant's share of such liabilities shall be equal to its Participating Interest at the time that the act or omission giving rise to such liability occurred.

11.5 Continuing Obligations. On termination of the Venture, the Participants shall remain liable for Continuing Obligations, including Environmental Liabilities, until final settlement of all accounts and for any liability, whether it accrues before or after termination, if it arises out of Operations during the term of the Agreement. For purposes of this **Section 11.5**, a Participant's share of such liabilities shall be equal to its Participating Interest at the time that the act or omission giving rise to such liability occurred.

11.6 Disposition of Assets on Termination. Promptly after termination under **Sections 11.1 or 11.2**, the Manager shall take all action necessary to wind up the activities of the Venture and to dispose of or distribute the Assets, and all costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture.

11.7 Right to Data After Termination. After termination of the Venture under **Section 11.1**, each Participant shall be entitled to copies of all information acquired hereunder as of the date of termination and not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or withdrawal.

11.8 Non-Compete Covenants. A Participant that is deemed to have withdrawn pursuant to **Subsection 5.2.3.2(iii), Sections 6.3, 6.4** or has withdrawn pursuant to **Sections 11.3** or **11.4**, shall not directly or indirectly acquire any interest in property within the Area of Interest for two (2) years after the effective date of withdrawal. If the withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this **Section 11.8**, such Participant or Affiliate shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired. Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within forty-five (45) days after it is received by such non-withdrawing Participant.

11.9 Continuing Authority. On termination of the Venture under **Sections 6.9, 11.1, 11.2, 11.3 or 11.4**, the Participant which was the Manager prior to such termination or withdrawal (or the other Participant in the event of a withdrawal by the Manager) shall have the power and authority to do all things on behalf of both Participants which are reasonably necessary or convenient to:

11.9.1 wind-up Operations; and

11.9.2 complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or

obligation, prosecute and defend actions on behalf of both Participants and the Venture, encumber Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

11.10 Survival of Ingress and Egress After Termination. After termination of the Venture, the Participants shall continue to have rights of ingress and egress to the Properties for purposes of ensuring Environmental Compliance.

12. ABANDONMENT AND SURRENDER OF PROPERTIES

12.1 The Management Committee may authorize the Manager to surrender or abandon some or all of the Properties. If the Management Committee authorizes any such surrender or abandonment over the objection of a Participant, the Participant that desires to abandon or surrender shall assign to the objecting Participant, by deed, assignment, or appropriate document, and without cost to the objecting Participant, all of the surrendering Participant's interest in the Properties to be abandoned or surrendered, and the abandoned or surrendered Properties shall cease to be part of the Properties. Provided, however, the objecting Participant shall assume all responsibility and liabilities, including but not limited to Environmental Liabilities, with regard to the surrendered or abandoned Properties.

13. TRANSFER OF INTEREST

13.1 General. A Participant shall have the right to transfer to any third party all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets solely as provided in this **Article 13**. For the purposes of this **Article 13** the word transfer shall mean to convey, sell, assign, grant an option, create an Encumbrance or in any manner transfer or alienate, but excluding and excepting alienation done for the purposes of obtaining financing pursuant to **Section 13.5**

13.2 Limitations on Free Transferability. The transfer right of a Participant in **Section 13.1** shall be subject to the following terms and conditions:

13.2.1 no Participant shall transfer any interest in this Agreement or the Assets (including but not limited to any royalty, profits or other interest in the Products) except by transfer of part or all of a Participating Interest;

13.2.2 no transferee of all or part of any Participating Interest shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant Notice of the transfer, and the transferee, as of the effective date of the transfer, has committed in writing to be bound by this Agreement to the same extent and nature as the transferring Participant;

13.2.3 no transfer permitted by this **Article 13** shall relieve the transferring Participant of its share of any liability, whether accruing before or after such transfer, which arises out of Operations conducted prior to such transfer;

13.2.4 neither Participant, without the consent of the other, shall make a transfer that would violate any Law, or result in the cancellation of any permits, licenses, or other similar authorizations;

13.2.5 the transferring Participant and the transferee shall bear all tax consequences of the transfer;

13.2.6 such transfer shall be subject to a preemptive right in the other Participant as provided in **Section 13.3**.

13.2.7 in the event of a transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant, and in such event in order for the transfer to be effective, the transferring Participant and its transferee shall provide written Notice to the non-transferring Participant designating a sole authorized agent to act on

behalf of their collective Participating Interest. Such Notice shall provide that (i) the agent has the sole authority to act on behalf of, and to bind the transferring Participant and its transferee on all matters pertaining to this Agreement or the Venture, (ii) the notified Participant may rely on all decisions of, Notices and other communications from, and failures to respond by, the agent, as if given (or not given) by the transferring Participant and its transferee; and (iii) all decisions of, Notices and other communications from, and failures to respond by, the notified Participant to the agent shall be deemed to have been given (or not given) to the transferring Participant and its transferee.

13.3 Preemptive Right. Except as otherwise provided in **Section 13.4**, if a Participant desires to transfer all or any part of its Participating Interest or an Affiliate desires to transfer control of a Participant, the other Participant shall have a preemptive right as provided in this **Section 13.3**.

13.3.1 If a past or present Participant intends to transfer all or any part of its Participating Interest or any Net Smelter Returns royalty, or an Affiliate of either Participant intends to transfer Control of such Participant, the transferring Participant or Affiliate ("Transferring Entity") shall promptly notify the other Participant of its intentions. The Notice shall state the price and all other pertinent terms and conditions of the intended transfer, and shall be accompanied by a copy of the offer or contract for sale. If the consideration for the intended transfer is, in whole or in part, other than monetary, the Notice shall describe such consideration and its monetary fair market value in United States currency. The other Participant shall have thirty (30) days from the date such Notice is delivered to notify the Transferring Entity whether it elects to acquire the offered interest at the same price (or its monetary equivalent) and on the same terms and conditions as set forth in the Notice. If it does so elect, the transfer shall be consummated promptly, but in no event more than thirty (30) days after Notice of such election is delivered to the Transferring Entity.

13.3.2 If the other Participant fails to so elect within the period provided for in **Subsection 13.3.1**, the Transferring Entity shall have ninety (90) days following the expiration of such period to consummate the transfer to a third party at a price and on terms no less favorable to the Transferring Entity than those set forth in the Notice required in **Subsection 13.3.1**.

13.3.3 If the Transferring Entity fails to consummate the transfer to a third party within the period set forth in **Subsection 13.3.2**, the preemptive right of the other Participant in such offered interest shall be deemed to be revived. Any subsequent proposal to transfer such interest shall be conducted in accordance with all of the procedures set forth in this **Section 13.3**.

13.4 Exceptions to Preemptive Right. **Section 13.3** shall not apply to:

13.4.1 the transfer by either Participant of all or any part of its Participating Interest to an Affiliate;

13.4.2 incorporation of either Participant, or corporate consolidation or reorganization of either Participant by which the surviving entity shall possess substantially all of the stock or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

13.4.3 the transfer of Control of either Participant by an Affiliate to such Participant or to another Affiliate;

13.4.4 the creation by any Affiliate of either Participant of an Encumbrance that, if foreclosed, could affect its Control of such Participant, but not any transfer or conveyance in foreclosure (or in lieu of foreclosure) of such Encumbrance, which shall be subject to **Section 13.3**;

13.4.5 a sale or other commitment or disposition of Products or proceeds from sale of Products by either Participant upon distribution to it pursuant to **Article 10**; or

13.4.6 a transfer of direct or indirect Control of such Participant to a third party that is not an Affiliate of such Participant (whether in a single transaction or a series of related transactions, and regardless of the form of such transaction), but only if the fair market value of such Participant's

interest in the Assets does not exceed twenty-five percent (25%) of the combined fair market value of all of the assets of such Participant and all of its Affiliates, if any, direct or indirect Control of which also is being transferred in such transaction or transactions.

13.5 Encumbrances. Neither Participant shall pledge, mortgage, or otherwise create an Encumbrance on its interest in this Agreement or the Assets except for the purpose of securing project financing relating to the Properties including its share of funds for Development or Mining costs and in such event both Participants, acting reasonably, shall agree to the terms and conditions of such Encumbrance. The right of a Participant to grant such Encumbrance shall be subject to the condition that the holder of the Encumbrance ("Chargee") first enter into a written agreement with the other Participant, in a form acceptable to that Participant, acting reasonably, which provides:

13.5.1 the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant's Participating Interest except as provided in **Section 13.5.2** and that such Encumbrance shall be subject to the provisions of this Agreement;

13.5.2 the Chargee's remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant's Participating Interest to the other Participant, or, failing such a sale, at a public auction to be held at least forty-five (45) days after prior Notice to the other Participant, such sale to be subject to the purchaser entering into a written agreement with the other Participant whereby such purchaser assumes all obligations of the encumbering Participant under the terms of this Agreement. The price of any preemptive sale to the other Participant shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such preemptive sale shall occur within sixty (60) days of the Chargee's Notice to the other Participant of its intent to sell the encumbering Participant's Participating Interest. Failure of a sale to the other Participant to close by the end of such period, unless failure is caused by the encumbering Participant or by the Chargee, shall permit the Chargee to sell the encumbering Participant's Participating Interest at a public sale; and

13.5.3 the charge shall be subordinate to any then-existing debt, including project financing previously approved by the Management Committee, encumbering the transferring Participant's Participating Interest.

14. ACQUISITION WITHIN AREA OF INTEREST

14.1 General. Any interest or right to acquire any interest in real property, mining rights, mineral tenure or water rights within the Area of Interest, including any royalty interest, acquired while this Agreement is in effect by or on behalf of a Participant or any Affiliate shall be subject to the terms and provisions of this **Article 14**. This Section shall apply to any Properties previously abandoned under **Article 12**.

14.2 Notice to Non Acquiring Participant. Within ten (10) days after the acquisition of any interest or the right to acquire any interest in real property, mining rights, mineral tenure or water rights wholly or partially within the Area of Interest (except real property, mining rights, mineral tenure or water rights acquired by the Manager pursuant to a Program), the acquiring Participant shall notify the other Participant of such acquisition by it or its Affiliate. If the acquisition of any interest pertains to real property, mining rights, mineral tenure or water rights partially within the Area of Interest, then all property subject to the acquisition shall be subject to **Article 14**. The acquiring Participant's Notice shall describe in detail the acquisition, the lands and minerals covered thereby, the costs thereof, and the reasons why the acquiring Participant believes that the acquisition is in the best interests of the Participants under this Agreement. In addition to such Notice, the acquiring Participant shall make any and all information concerning the acquired interest available for inspection by the other Participant. Notwithstanding the foregoing, any acquisition within the Area of Interest by NJMC prior to the commencement of joint funding shall require the prior written consent of NEWMONT.

14.3 Option Exercise. If, within thirty (30) days after receiving the acquiring Participant's Notice, the other Participant notifies the acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest, then title to such acquired interest shall be conveyed as specified in **Section 2.3**, free and clear of all Encumbrances arising by, through or under the acquiring Participant or its Affiliate. The acquired interest shall become a part of the Properties for all purposes of

this Agreement immediately upon the Notice of such other Participant's election to accept the proportionate interest therein. Such other Participant shall promptly pay to the acquiring Participant a proportionate share of the latter's actual out-of-pocket acquisition costs equal to such other Participant's Participating Interest. Provided, however, in the event of any acquisition by NEWMONT within the Area of Interest prior to the commencement of joint funding, all out-of-pocket acquisition costs shall be borne by NEWMONT and credited toward NEWMONT's Initial Contribution.

14.4 Option Not Exercised. If the other Participant does not give Notice within the thirty (30) day period set forth in **Section 14.3**, it shall have no interest in the acquired interest, and the acquired interest shall not be a part of the Properties or be subject to this Agreement.

15. **GENERAL PROVISIONS**

15.1 Notices. All Notices, payments and other required communications ("Notice" or "Notices") to the Participants shall be in writing, and shall be given (i) by personal delivery to the Participant, or (ii) by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested, or (iii) by registered or certified mail, return receipt requested. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery, (ii) if by electronic communication on the date of receipt of the electronic communication or the next business day if the date of receipt is not a business day, and (iii) if solely by mail on the day delivered as shown on the actual receipt. A Participant may change its address from time-to-time by Notice to the other Participant.

Notice to NEWMONT shall be sent to:

Newmont North America Exploration Limited
1700 Lincoln Street, 36th Floor
Denver, Colorado 80203 USA
Attn: Land Department
Fax: Fax: 303.837.5851

Notice to NJMC shall be sent to:

New Jersey Mining Company
P. O. Box 1019
Kellogg, ID 83837
Attn: Fred Brackebusch
Fax: (208) 783-3331

15.2 Waiver. The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Participant's right thereafter to enforce any provision or exercise any right.

15.3 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by the Participants.

15.4 Force Majeure. The obligations of a Participant, other than the payment of money provided hereunder, shall be suspended to the extent and for the period that performance is prevented or delayed by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God, Laws, or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any governmental entity that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or

inability to obtain labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities, actions by citizen groups, including but not limited to environmental organizations or native rights groups; or any other cause whether similar or dissimilar to the foregoing. Notwithstanding NEWMONT's right to satisfy any Exploration Expenditure obligation by cash payment in accordance with **Subsection 5.2.2**, NEWMONT's Exploration Expenditure obligations during Phase I Earn-in and, if applicable Phase-II Earn-In, shall be subject to this **Section 15.4.** The affected Participant shall promptly give Notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. Immediately upon the cessation of force majeure the affected Participant shall notify the other Participant in writing and shall take steps to recommence and or continue the performance that was suspended as soon as reasonably possible. During the period of suspension, the obligations of the Participants to advance funds pursuant to **Section 9.9** shall be reduced to levels consistent with Operations.

15.5 Survival of Terms and Conditions. The provisions of this Agreement shall survive the transfer of any interests in the Assets under this Agreement or the termination of the Venture to the full extent necessary for their enforcement and the protection of the Participant in whose favor they run.

15.6 Confidentiality and Public Statements.

15.6.1 Except as otherwise provided in this **Section 15.6**, the terms and conditions of this Agreement, and all data, reports, records, and other information of any kind whatsoever developed or acquired by any Participant in connection with this Venture shall be treated by the Participants as confidential (hereinafter called "Confidential Information") and no Participant shall reveal or otherwise disclose such Confidential Information to third parties without the prior written consent of the other Participant. Confidential Information that is available or that becomes available in the public domain, other than through a breach of this provision by a Participant, shall no longer be treated as Confidential Information.

15.6.2 The foregoing restrictions shall not apply to the disclosure of Confidential Information to any Affiliate, to any public or private financing agency or institution, to any contractors or subcontractors which the Participants may engage and to employees and consultants of the Participants or to any third party to which a Participant contemplates the transfer, sale, assignment, Encumbrance or other disposition of all or part of its Participating Interest pursuant to **Article 13**, provided, however, that in any such case only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed and the person or company to whom disclosure is made shall first undertake in writing to protect the confidential nature of such information at least to the same extent as the parties are obligated under this **Section 15.6**.

15.6.3 In the event that a Participant or an Affiliate thereof is required to disclose Confidential Information to any government, any court, agency or department thereof, or any stock exchange, to the extent required by applicable law, rule or regulation, or in response to a legitimate request for such Confidential Information, the Participant so required shall immediately notify the other Participants hereto of such requirement and the terms thereof, and the proposed form and content of the disclosure prior to such submission. The other Participant shall have the right to review and comment upon the form and content of the disclosure and to object to such disclosure to the court, agency, exchange or department concerned and to seek confidential treatment of any Confidential Information to be disclosed on such terms as such Participant shall, in its sole discretion, determine.

15.6.4 The provisions of **Section 15.6** shall apply during the term of this Agreement and shall continue to apply to (i) the Participants for a period of two (2) years following the effective date of any termination of this Agreement, and (ii) any Participant who withdraws, who is deemed to have withdrawn, or which forfeits, surrenders, assigns, transfers or otherwise disposes of its Participating Interest for a period of five (5) years following the occurrence of such event or two (2) years from the effective date of any termination of this Agreement, whichever is sooner.

15.6.5 A Participant shall not issue any press release relating to the Properties or this Agreement except upon giving the other Participant not less than three (3) business days advance written Notice of the contents thereof, and the Participant proposing such press release shall make any reasonable changes to such proposed press release as such changes may be timely requested by the non-issuing Participant, provided, however, the Participant proposing such press release may include in any press release without Notice any information previously reported by the Participant proposing such press release. A Participant shall not, without the consent of the other Participant, issue any press release that implies or infers that the non-issuing Participant endorses or joins the issuing Participant in statements or representations contained in any press release.

15.7 Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings, whether written or oral, between the Participants relating to the subject matter hereof, with respect to the Assets subject hereto, and any and all other prior negotiations, representations, offers or understandings between NJMC and NEWMONT relating to the Properties, whether written or oral. This Agreement and the obligations and rights created herein shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants.

15.8 Dispute Resolution. Disputes resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof shall be resolved by binding arbitration in Denver, Colorado U.S.A. in English in accordance with the International Rules (the "Rules") of the American Arbitration Association ("AAA"). For a period of at least sixty (60) days prior to submission of a matter to arbitration, an executive officer of each Participant shall attempt to resolve the dispute, failing which either Participant may refer the matter to arbitration by written Notice to the other Participant. For disputes involving amounts of US$1,000,000 or less, the Participants shall attempt, by mutual agreement, to nominate a sole arbitrator within thirty (30) days from the date of the initiating Participant's written Notice to the other Participant. If the Participants cannot agree upon a sole arbitrator within such thirty (30) day period, or in the case of disputes involving amounts of more than US$1,000,000, the arbitration shall be carried out by a panel of three arbitrators with one arbitrator being selected by the initiating Participant, one arbitrator being selected by the responding Participant and the third arbitrator being selected by mutual agreement of such two arbitrators. If such two arbitrators cannot agree within seventy five (75) days upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. Moreover, if a Participant shall fail to appoint an arbitrator within the specified time period, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. Notwithstanding the foregoing, the arbitrator or arbitrators, as the case may be, shall be lawyers with at least ten year's experience with international joint venture agreements, trained in the common law tradition. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

15.9 Remedies. Each of the Participants agrees that its failure to comply with the covenants and restrictions set out in **Article 13** would constitute an injury and damage to the other Participant impossible to measure monetarily and, in the event of any such failure, the other Participant shall, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining, enjoining or specifically enforcing any acquisition, sale, transfer, charge or Encumbrance save in accordance with or as required by the provisions of **Article 13**. Any Participant intending to breach the provisions of **Article 13** hereby waives any defense it might have in law or in equity to such injunctive or other equitable relief. A Participant shall be entitled to seek injunctive relief in any court of competent jurisdiction in the event of a Participant's failure or threat of a failure to comply with the covenants and restrictions set out in **Article 13**.

15.10 Further Assurances.

15.10.1 Each Participant shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement and minimize adverse tax consequences on the Participants.

15.10.2 Separate Joint Stock Company. The Participants specifically recognize that it may be necessary or desirable to create a joint stock company under the laws of the country where the

Properties are located to hold title to the Properties, which company shall have a separate shareholders agreement. Such shareholders agreement shall reflect the terms and intent of this Agreement in such a way so as to approximate most closely the intent of the Participants in compliance with the Laws of the country where the Properties are located. The shareholders agreement and articles and by-laws of the joint stock company shall reflect the terms and intent of this Agreement to the extent deemed necessary and practical by the Participants. Shares in the joint stock company shall be held, and all payments from the joint stock company to the shareholders or their Affiliates shall be made, in accordance with the Participant's respective Participating Interests. Membership on the board of directors of the joint stock company shall be the same as the membership on the Management Committee and all of the provisions of this Agreement relating to the Management Committee shall be applicable to the board of directors. The voting rights of the shareholders and the board of directors of the joint stock company shall be the same as the voting rights of the Participants under this Agreement.

15.11 Headings. The headings to the Sections of this Agreement and the Exhibits are inserted for convenience only and shall not affect the construction hereof.

15.12 Currency. All dollar amounts expressed herein refer to lawful currency of the United States of America, unless otherwise specified.

15.13 Severability. If any provision of this Agreement is or shall become illegal, invalid, or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and enforceable and the said remaining provisions shall be construed as if this Agreement had been executed without the illegal, invalid, or unenforceable portion.

15.14 Taxes. Each Participant shall be directly responsible for and shall directly pay all taxes applicable to revenues received by the Participant through Operations under this Agreement. In particular, each Participant shall individually file its tax returns with the proper authorities and independently file claims for and recover any income tax credits. A Participant's decisions with respect to such tax matters shall not have any binding effect on the course of actions taken by the other Participant. All costs of Operations incurred hereunder shall be for the account of the Participant or Participants making or incurring the same, if more than one then in proportion to their respective Participating Interests, and each Participant on whose behalf any costs have been so incurred shall be entitled to claim all tax benefits, write-offs and deductions with respect thereto. To the extent this Agreement is characterized as a partnership for U.S. tax purposes, Newmont shall be designated as Tax Partner Manager; and Newmont shall be allocated any and all amortization or depreciation deductions attributable to those expenditures Newmont contributes one hundred percent (100%).

15.15 Rule Against Perpetuities. The Participants do not intend that there be any violation of the rule of perpetuities, the rule against unreasonable restraints on the alienation of property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in a Participating Interest in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, such violation should inadvertently occur, the Participants hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Participants within the limits permissible under such rules.

15.16 Partition. Each of the parties waives, during the term of this Agreement, any right to partition of the Assets or any part thereof and no party shall seek or be entitled to partition of the Properties or other Assets whether by way of physical partition, judicial sale or otherwise during the term of this Agreement.

15.17 Governing Law. This Agreement shall be construed and governed by the laws of Colorado, U.S.A., without reference to the choice of law or conflicts of law principles thereof.

16. NIAGARA PROPERTY OPTION

16.1 Niagara Property Option. Starting on the first (1st) Anniversary of the Effective Date and terminating on the third (3rd) Anniversary of the Effective Date, Newmont, at its sole discretion, shall have the option to

include the Niagara Property as part of the Properties that are subject to this Agreement ("Niagara Property Option"). Newmont may elect the Niagara Property Option by delivering to NJMC written Notice of such election within the above-prescribed time periods. If NEWMONT elects the Niagara Property option, NEWMONT's Phase-I Earn-In shall be increased by an amount equal to either (i) two (2) times NJMC's direct out of pocket expenditures on the Niagara Property incurred after the Effective Date of this Agreement until the date of election, or (ii) One Million Dollars (US$1,000,000.00), whichever is greater. Such additional Exploration Expenditures for Phase-I Earn In shall be completed on or before the 4th anniversary of the Effective Date of this Agreement, and the Phase I Earn-period under **Section 5.2.1** shall be extended by one (1) year. Within thirty (30) days of Newmont's Notice to NMJC of its election of Niagara Property Option, Newmont and NMJC shall execute an amendment to this Agreement in the form of the document in the attached **Exhibit F**.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEWMONT: Newmont North America Exploration Limited

By: [signature]
Name: Thomas P. Mahoney
Title: Vice President

Its Authorized Representative

[SEAL]


NOTARY
PUBLIC
STATE OF COLORADO

NJMC: New Jersey Mining Company

By: [signature]
Name: Fred W. Brackebusch
Title: President

Its Authorized Representative

[SEAL]

Exhibit A

To Venture Agreement

Properties

Claim Name	Serial No	Shoshone Co. Instr. #
CA 1	IMC190480	434558
CA 2	IMC190481	434559
CA 3	IMC190482	434560
CA 4	IMC190483	434561
CA 5	IMC190484	434562
CA 6	IMC190485	434563
CA 7	IMC190486	434564
CA 8	IMC190487	434565
CA #9	IMC193991	442203
CA #10	IMC193992	442204
CA #11	IMC193993	442205
CA #12	IMC193994	442206
CA #13	IMC193995	442207
CA #14	IMC193996	442208
CA #15	IMC193997	442209
CA #16	IMC193998	442210
CA #17	IMC193999	442211
CA #18	IMC194000	442212
CA #19	IMC194001	442213
CA #20	IMC194002	442214
CA #21	IMC194003	442215
CA #22	IMC194004	442216
CA #23	IMC194005	442217
CA #24	IMC194006	442218
GB #1	IMC190049	432291
GB #2	IMC190050	432290
GB #3	IMC190051	432292
GB #4	IMC190052	432293
GB #5	IMC190053	432294
GB #6	IMC190054	432295
GB #7	IMC192097	439600
GB #8	IMC192098	439601
GB #9	IMC192099	439602
GB #10	IMC192100	439603
GB #11	IMC192101	439604
GB #12	IMC192102	439605
GR #1	IMC191235	437746
GR #2	IMC191236	437747
GR #3	IMC191237	437745
GR #4	IMC192649	440711
GR #5	IMC192650	440712
GR #6	IMC192651	440713

Claim Name	Serial No	Shoshone Co. Instr. #
GR #7	IMC192652	440714
GR #8	IMC192653	440715
GR #9	IMC192654	440716
GR #10	IMC192655	440717
GR #11	IMC192656	440718
GR #12	IMC192657	440719
GR #13	IMC193968	442181
GR #14	IMC193969	442182
GR #15	IMC193970	442183
GR #16	IMC193971	442184
GR #17	IMC193972	442185
GR #18	IMC193973	442186
GR #19	IMC193974	442187
GR #20	IMC193975	442188
GR #21	IMC193976	442189
GR #22	IMC193977	442190
GR #23	IMC193978	442191
GR #24	IMC193979	442192
GR #25	IMC193980	442193
GR #26	IMC193981	442494
GR #27	IMC193982	442194
GR #28	IMC193983	442195
GR #29	IMC193984	442196
GR #30	IMC193985	442197
GR #31	IMC193986	442198
GR #32	IMC193987	442199
GR #33	IMC193988	442200
GR #34	IMC193989	442201
GR #35	IMC193990	442202
IN #1	IMC192088	439591
IN #2	IMC192089	439592
IN #3	IMC192090	439593
IN #4	IMC192091	439594
IN #5	IMC192092	439595
IN #6	IMC192093	439596
IN #7	IMC192094	439597
IN #8	IMC192095	439598
IN #9	IMC192096	439599
MR #1	IMC191684	439085
MR #2	IMC191685	439086
MR #3	IMC191686	439087
MR #4	IMC191687	439088
MR #5	IMC191688	439089
MR #6	IMC191689	439090
MR #7	IMC191690	439091
MR #8	IMC191691	439092

Exhibit A Page 2 of 4

Claim Name	Serial No	Shoshone Co. Instr. #
MR #9	IMC191692	439093
MR #10	IMC194007	422133
MR #11	IMC194008	422134
MR #12	IMC194009	422135
MR #13	IMC194010	422136
MR #14	IMC194011	422137
MR #15	IMC194012	422138
MR #16	IMC194013	422139
MR #17	IMC194014	422140
MR #18	IMC194015	422141
MR #19	IMC194016	422142
MR #20	IMC194017	422143
MR #21	IMC194018	422144
MR #22	IMC194019	422145
MR #23	IMC194020	422146
MR #24	IMC194021	422147
MR #25	IMC194022	422148
MR #26	IMC194023	422149
MR #27	IMC194024	422150
MR #28	IMC194025	422151
MR #29	IMC194026	422152
MR #30	IMC194027	422153
MR #31	IMC194028	422154
MR #32	IMC194029	422155
MR #33	IMC194030	422156
MR #34	IMC194031	422157
MR #35	IMC194032	422158
MR #36	IMC194033	422160
MR #37	IMC194034	422159
MR #38	IMC194035	422161
MR #39	IMC194036	422162
MR #40	IMC194037	422163
SL #1	IMC190474	434552
SL #2	IMC190475	434553
SL #3	IMC190476	434554
SL #4	IMC190477	434555
SL #5	IMC190478	434556
SL #6	IMC190479	434557
SL #7	IMC193951	442164
SL #8	IMC193952	442165
SL #9	IMC193953	442166
SL #10	IMC193954	442167
SL #11	IMC193955	442168
SL #12	IMC193956	442169
SL #13	IMC193957	442170
SL #14	IMC193958	442171

Claim Name	Serial No	Shoshone Co. Instr. #
SL #15	IMC193959	442172
SL #16	IMC193960	442173
SL #17	IMC193961	442174
SL #18	IMC193962	442175
SL #19	IMC193963	442176
SL #20	IMC193964	442177
SL #21	IMC193965	442178
SL #22	IMC193966	442179
SL #23	IMC193967	442180
TB #1	IMC193932	442219
TB #2	IMC193933	442220
TB #3	IMC193934	442221
TB #4	IMC193935	442222
TB #5	IMC193936	442223
TB #6	IMC193937	442224
WHITE GOLD #1	IMC184441	398387
WHITE GOLD #2	IMC184442	398388
WHITE GOLD #3	IMC186195	409655
WHITE GOLD #4	IMC186196	409656
WHITE GOLD #5	IMC186197	409657

Exhibit A Page 4 of 4

EXHIBIT B
to Venture Agreement
AREA OF INTEREST

Township 50 North Range 5 East of the Boise Meridian
Sections 1 through 30, 35, 36

Township 50 North Range 6 East of the Boise Meridian
Sections 6 through 8, 17 through 20, 30, 31

Excepting from the Area of Interest: i.) Any unpatented mining claims located or acquired by NJMC in the SW ¼ of Section 18 or the N ½ of Section 19, T50N-R5E Boise B&M, and ii.) The following unpatented lode mining claims located in Sections 17, 18, & 19, T50N-R5E Boise B&M: Niagara 1-9, IMC187316 through IMC 187324, and JB 1-13, IMC193938 through IMC193950.